Exhibit 99.3

January 23, 2017

Liberty Media Closes Private Offering of $450,000,000 of 1.0% Cash Convertible Senior Notes due 2023

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: LSXMA, LSXMB, LSXMK, BATRA, BATRK, LMCA, LMCK) announced today that it has closed its previously announced private offering of $450,000,000 aggregate principal amount of its 1.0% cash convertible senior notes due 2023 (the “notes”), including notes with an aggregate principal amount of $50 million issued pursuant to the exercise of an option granted to the initial purchasers.

The notes will mature on January 30, 2023 and will be convertible, under certain circumstances, into cash based on the trading prices of the underlying shares of Series C Liberty Media common stock (“LMCK”). The initial conversion rate for the notes will be 27.1091 shares of LMCK per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $36.89 per share of LMCK. All conversions of notes will be settled in cash, and not through the delivery of any securities.

Liberty used a portion of the net proceeds of the offering to fund an increase to the cash consideration paid to the selling shareholders (the “Selling Shareholders”) of Formula 1 (“F1”) by $400 million and retained in treasury the approximately 19 million shares that would otherwise have been issuable to the Selling Shareholders based on the per share purchase price of $21.26.  These LMCK shares have been reserved by Liberty for issuance to the F1 teams at a per share purchase price of $21.26. The aggregate number of LMCK shares issued at the F1 closing did not change as a result of this transaction.  Only the allocation of the shares changed as follows: approximately 56 million to the Selling Shareholders, 62 million to the third party investors and approximately 19 million into treasury. To the extent such shares are not issued to the F1 teams within six months following the closing of the acquisition, which was announced today, the shares will be retired. The remaining net proceeds from the offering are attributed to the Liberty Media Group balance sheet as cash.

Following the completion of the F1 acquisition and the financing described above, approximate ownership of the equity of the Liberty Media Group (to be renamed the Formula One Group) is comprised of (1): 33% owned by the Selling Shareholders, 28% owned by the third party investors pursuant to an agreement with Liberty announced on December 14, 2016 and 38% owned by existing Liberty Media Group shareholders.

The notes, as well as the associated cash proceeds, are attributed to the Liberty Media Group. Pro forma for this financing and the closing of the F1 acquisition, total debt attributed to the Liberty Media Group includes the notes, $1 billion 1.375% convertible notes due 2023, $445 million Time Warner Inc. exchangeable debentures due 2046, $350 million drawn under a Live Nation margin loan, $36 million of other corporate level debt as of September 30, 2016 and approximately $4.1 billion of existing F1 debt as of July 31, 2016.

The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The notes were offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes nor shall there be any sale of notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the private offering of notes and the potential issuance of LMCK shares to the F1 teams.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward-looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty’s business which may affect the statements made in this press release.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses.  Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Liberty Media Group.  The businesses and assets attributed to the Liberty SiriusXM Group (Nasdaq: LSXMA, LSXMB, LSXMK) include our interest in SiriusXM. The businesses and assets attributed to the Braves Group (Nasdaq: BATRA, BATRK) include our subsidiary Braves Holdings, LLC.  The businesses and assets attributed to the Liberty Media Group (Nasdaq: LMCA, LMCK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including Formula 1, Liberty Media’s interest in Live Nation Entertainment, and minority equity investments in Time Warner Inc. and Viacom.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation

(1) Ownership percentages (i) are calculated based on the undiluted share count as of 12/31/2016, (ii) include the dilutive impact of the $351 million Exchangeable Notes issued in connection with the F1 acquisition and (iii) exclude the approximately 19 million LMCK shares held in Treasury and not outstanding as of the closing of the F1 acquisition. Percentages do not sum to 100 due to rounding.